EXHIBIT 99.1

Company Contact	Media Inquiries	Investor Relations
John Higgins	Danine Summers	Ina McGuinness or Bruce Voss
Chief Financial Officer	VP, Communications	Lippert/Heilshorn & Associates
(650) 843-2800	(650) 843-2834	(310) 691-7100
jhiggins@connetics.com	dsummers@connetics.com	imcguinness@lhai.com

CONNETICS NAMES LINCOLN KROCHMAL, M.D. EXECUTIVE VICE PRESIDENT
RESEARCH AND PRODUCT DEVELOPMENT

PALO ALTO, Calif. (September 26, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it has named Lincoln Krochmal, M.D. to the position of Executive Vice President, Research and Product Development.

In his new role, Dr. Krochmal will be responsible for leading and managing Connetics’ product development efforts with specific responsibilities for preclinical research, Connetics’ Center for Skin Biology, clinical operations, medical affairs and project management. He will report directly to Greg Vontz, Executive Vice President and Chief Operating Officer.

“Lincoln brings to Connetics vast experience in research, clinical practice, and product development in the field of dermatology,” said Greg Vontz, Executive Vice President and Chief Operating Officer. “Lincoln also brings to Connetics a unique, patient-oriented perspective on product development resulting from his experience with Unilever, Bristol-Myers Squibb, Westwood and from his years of clinical practice. Lincoln’s expertise is an ideal complement to our patented technologies and our commercially-oriented product development organization.”

“Lincoln will add a great dimension to our already successful product development organization,” said Tom Wiggans, President and Chief Executive Officer. “His dermatology background combined with his extensive consumer-oriented global product development experience will help us to be even more effective in commercializing our new products, maximizing revenues from our marketed products, as well as evaluating future technologies and products for licensing.”

Dr. Krochmal joins Connetics from Unilever PLC, where he worked since 1993, most recently as Senior Vice President, Worldwide Research and Development for the Home and Personal Care Division. Prior to Unilever, Dr. Krochmal held various senior management positions in dermatology research and development at Bristol-Myers Squibb and Westwood Pharmaceuticals, Inc. While at Westwood, Dr. Krochmal played a pivotal role in gaining FDA approval for three novel dermatology products: LacHydrin, Ultravate and Dovonex. Before joining Westwood, he spent seven years in his own private dermatology practice. Dr. Krochmal received his Bachelor of Medical Sciences degree from the University of Wisconsin, his Doctor of Medicine from the Medical College of Wisconsin, and his board certification in dermatology following successful completion of the residency training program at the University of Missouri Medical Center. He is a fellow of the American Academy of Dermatology, and a member of the International Society of Dermatology and the Dermatology Foundation.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

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